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                                                                    Exhibit 12


Computation of the Consolidated Ratio of Earnings to Fixed Charges

The following is First Commonwealth's calculation of consolidated ratios of earnings to fixed charges for each of the periods indicated. For purposes of computing the ratios of earnings to fixed charges, earnings represent net income before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges include gross interest expense and the portion deemed representative of the interest factor of rent expense.

                                                For the Years Ended December 31,
                                                          June 30,                                    For the Six Months Ended
                                   -------------------------------------------------------            -------------------------
                                    1994        1995        1996        1997         1998                  1998        1999
                                   -------     -------     -------     -------     -------               -------     -------
Net income before
  extraordinary items and
  cumulative effect of changes

  in accounting principles          37,342      34,564      37,193      39,539      33,998                20,476      26,831
Applicable Income Taxes             17,761      15,728      16,164      17,338      12,229                 7,764      10,472
Fixed Charges                       86,525     103,421     109,551     124,835     148,679                73,426      73,916
                                   -------     -------     -------     -------     -------               -------     -------
Earnings before fixed charges      141,628     153,713     162,908     181,712     194,906               101,666     111,219


Fixed Charges:
   Interest Expense                 86,133     103,019     109,189     124,427     148,282                73,224      73,728
   Plus 1/3 building rent expense      392         402         362         408         397                   202         188
                                   -------     -------     -------     -------     -------               -------     -------
     Total Fixed Charges            86,525     103,421     109,551     124,835     148,679                73,426      73,916

Interest on Deposits                78,147      94,156     101,186     112,600     113,960                57,180      51,440

Earnings/Fixed Charges                1.64        1.49        1.49        1.46        1.31                  1.38        1.50
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